FOR IMMEDIATE RELEASE
THURSDAY, AUGUST 28, 2008

HURCO REPORTS THIRD QUARTER RESULTS – SALES UP 18% AND EARNINGS UP 13%.

INDIANAPOLIS, INDIANA, — August 28, 2008, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported for its third quarter ended July 31, 2008, net income of $5,826,000, or $.90 per share, a 13% increase over the $5,163,000, or $.80 per share, reported for the corresponding period in fiscal 2007.  For the first nine months of fiscal 2008, Hurco reported net income of $19,098,000, or $2.96 per share, a 25% increase over the $15,239,000, or $2.37 per share, reported for the corresponding period in fiscal 2007.

Sales and service fees for the third quarter of fiscal 2008 totaled $57,318,000, an increase of $8,763,000, or 18%, over the third quarter of fiscal 2007, despite a 19% decrease in the North American region, which accounts for approximately 13% of the worldwide machine tool market.  Approximately $5,073,000, or 10%, of the year-over-year increase reflects the effect of a weaker U.S. dollar when translating foreign sales to U.S. dollars for financial reporting purposes.  Sales and service fees for the nine months ended July 31, 2008, totaled $176,526,000, an increase of $38,599,000, or 28%, over the corresponding period in 2007.

The following table sets forth net sales and service fees by geographic region for the third quarter of fiscal 2008 and 2007:

Net Sales and Service Fees by Geographic Region

	Three Months Ended July 31,
	2008	2007	% Change
North America	$10,643	$13,086	-19%
Europe	43,071	33,044	30%
Asia Pacific	3,604	2,425	49%
Total	$57,318	$48,555	18%

Growth was primarily driven by strong demand in existing European markets, particularly in Germany and the United Kingdom, and continued expansion into Eastern European markets.  Growth in the Asia Pacific region was primarily due to increased market demand.  The effect of a weaker U.S. dollar when translating foreign sales into U.S. dollars for financial reporting purposes had a favorable impact of approximately 14% on the year-over-year increase in both the European and Asia Pacific markets.  Sales in North America reflected continued market weakness throughout the United States due to customer concerns over unfavorable economic conditions.

New order bookings in the third quarter of fiscal 2008 were $52,458,000, an increase of $3,813,000, or 8%, over the prior year period.  European and Asia Pacific orders increased $6,046,000, or 19%, and $750,000, or 33%, respectively.  North American orders decreased $2,983,000, or 22%.  For the nine months ended July 31, 2008, new orders totaled $172,514,000, an increase of $28,321,000, or 20%, over the corresponding period in 2007.

Hurco’s gross margin for the third quarter of fiscal 2008 was 36%, compared to 38% for the 2007 period.  The reduction in gross margin was primarily attributable to recent price increases for raw materials which have significantly affected the machine tool industry. The recent price increases for raw materials were partially offset by a more favorable mix of sales by product and region.  Selling, general and administrative expenses were $11,829,000 for the third quarter of fiscal 2008, an increase of $1,601,000 over the 2007 period, reflecting greater expenditures for global market expansion and product development.  The increase also reflected the unfavorable effect of a weaker U.S. dollar during the 2008 period when translating foreign operating expenses for financial reporting purposes, as well as, stock-based compensation expense recorded for stock options granted to two new directors.

Cash increased by $5,439,000 for the third quarter to $31,048,000 and was primarily driven by increased net income. Inventory increased by $5,754,000 during the third quarter to $74,489,000 resulting from approximately $2,800,000 of increased inventory at our manufacturing facilities associated with the forthcoming launch of new products and a slight shift in mix to higher cost VMX machines to support product demand.  The increased inventory was primarily financed through increased cash collections.

“Our results demonstrate the value of our strategic plan that focuses on targeted expansion in emerging markets worldwide, agile product development processes, and a strong global supply chain. While I am satisfied with the overall increase in net income and sales for the third quarter, I think it is important to address the decline in the sales numbers for North America. In spite of adverse economic conditions in the United States, I believe we may see increased activity in the near future due to our new product introductions and the timing of our industry’s largest trade show,” said Chief Executive Officer Michael Doar.

“The International Manufacturing Technology Show (IMTS) will be held next month in Chicago. We are introducing 14 new machines at this bi-annual show, which is the largest product introduction that we have ever had in our 40-year history. Based on the  response from customers who previewed some of these machines at our annual open house last month, we believe our new products will be well received by IMTS attendees given the benefits of our software technology. Specifically, our 5-axis technology is critical to mature markets, such as North America, because business owners in these markets understand that investing in technology is the most expedient way to increase productivity and profitability,” said Doar.

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry.  The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as the aerospace, defense, medical equipment, energy, transportation and computer equipment.  The Company is based in Indianapolis, Indiana, and has sales, application engineering and service subsidiaries in High Wycombe, England; Munich, Germany; Paris, France; Milan, Italy; Shanghai, China; Chennai, India; Mississauga, Canada; and Singapore, along with manufacturing operations in Taiwan and China.  Products are sold through independent agents and distributors in North America, Europe and Asia.  The Company also has direct sales organizations in Canada, England, France, Germany, Italy, Singapore and China.
Web Site:  www.hurco.com

This news release contains forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs.

Contact: John G. Oblazney
  Vice President & Chief Financial Officer
  317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended July 31,		Nine Months Ended July 31,

	2008	2007	2008	2007
	(unaudited)		(unaudited)
Sales and service fees	$57,318	$48,555	$176,526	$137,927

Cost of sales and service	36,439	30,138	110,459	85,838
Gross profit	20,879	18,417	66,067	52,089

Selling, general and administrative expenses	11,829	10,228	35,881	28,883
Operating income	9,050	8,189	30,186	23,206

Interest expense	25	11	46	165

Interest Income	154	172	436	561

Investment Income	72	113	363	191

Other (income) expense, net	471	(359)	1,311	(867)

Income before taxes	8,780	8,822	29,628	24,660

Provision for income taxes	2,954	3,659	10,530	9,421

Net income	$5,826	$5,163	$19,098	$15,239

Earnings per common share

Basic	$0.91	$0.81	$2.98	$2.39
Diluted	$0.90	$0.80	$2.96	$2.37

Weighted average common shares outstanding
Basic	6,414	6,379	6,414	6,379
Diluted	6,439	6,440	6,445	6,435

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended July 31,		Nine Months Ended July 31,

Operating Data:	2008	2007	2008	2007
	(unaudited)		(unaudited)
Gross margin	36.4%	37.9%	37.4%	37.8%

SG&A expense as a percentage of sales	20.6%	21.1%	20.3%	20.9%

Operating income as a percentage of sales	15.8%	16.9%	17.1%	16.8%

Pre-tax income as a percentage of sales	15.3%	18.2%	16.8%	17.9%

Effective Tax Rate	33.6%	41.5%	35.5%	38.2%

Depreciation	777	589	2,190	1,376

Capital expenditures	1,542	656	3,456	2,298

Balance Sheet Data:	7/31/2008	7/31/2007

Working capital (excluding short term debt)	$90,794	$69,284

Days sales outstanding	44	44

Inventory turns	2.0	2.2

Capitalization
Total debt	$-	$-
Shareholders' equity	118,942	91,980
Total	$118,942	$91,980

HURCO COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except per-share data)

	July 31,	October 31,
	2008	2007
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$31,048	$29,760
Short-term investments	1,925	10,000
Accounts receivable, net	29,505	25,645
Inventories, net	74,489	61,121
Deferred tax assets, net	9,108	8,258
Other	7,827	4,481
Total current assets	153,902	139,265

Property and equipment:
Land	782	776
Building	7,135	7,135
Machinery and equipment	15,674	13,629
Leasehold improvements	1,935	1,473
	25,526	23,013
Less accumulated depreciation and amortization	(12,067)	(11,617)
	13,459	11,396

Non-current assets:
Software development costs, less amortization	5,475	5,960
Long-term investments	4,774	-
Other assets	7,280	7,160
	$184,890	$163,781

LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
Accounts payable	$36,926	$35,486
Accrued expenses	26,182	27,729
Total current liabilities	63,108	63,215

Non-current liabilities:
Deferred tax liability, net	1,878	1,956
Deferred credits and other obligations	962	1,007
Total liabilities	65,948	66,178

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
12,500,000 shares authorized; and 6,420,851 and
6,392,220 shares issued, respectively	642	639
Additional paid-in capital	51,633	50,971
Retained earnings	68,467	49,369
Accumulated other comprehensive income	(1,800)	(3,376)
Total shareholders' equity	118,942	97,603
	$184,890	$163,781